Exhibit 8.1

September 16, 2020

Flushing Financial Corporation

220 RXR Plaza

Uniondale, NY 11556

Ladies and Gentlemen:

We have acted as special tax counsel to Flushing Financial Corporation, a Delaware corporation (“Parent”), in connection with (1) the proposed merger of Lighthouse Acquisition Co., Inc., a special-purpose wholly owned subsidiary of Parent formed as a New York corporation (“Merger Sub”), with and into Empire Bancorp, Inc., a New York corporation (the “Company”), with the Company surviving as a wholly-owned subsidiary of Parent (the “First-Step Merger”), and (2) the proposed merger of the Company with and into Parent, with Parent surviving (the “Second-Step Merger”, and together with the First-Step Merger, the “Merger”). The Merger is to be carried out in accordance with the Agreement and Plan of Merger, dated as of October 24, 2019, as amended on December 6, 2019, and as further amended on August 14, 2020 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company, and as described in the proxy statement/prospectus included in the registration statement on Form S-4 (File No. 333-235411) prepared in connection with the Merger and initially filed by Parent with the Securities and Exchange Commission (the “Commission”) on December 9, 2019, as amended through the date hereof (the “Registration Statement”). You have requested our opinion regarding certain U.S. federal income tax matters. Capitalized terms used but not defined herein have the meaning set forth in the Merger Agreement.

For purposes of this opinion, we have reviewed the Merger Agreement, the Registration Statement, and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied upon the representations set forth in the officer’s certificates of Parent and the Company delivered to us and dated September 16, 2020 (the “Officer’s Certificates”).

With your permission, we have assumed, for purposes of this opinion, that (1) the Merger will be consummated in accordance with (a) the terms, conditions and other provisions of the Merger Agreement and (b) the descriptions contained in the Registration Statement; (2) none of the terms and conditions set forth or described in the Merger Agreement or the Registration Statement have been or will be modified or waived in any respect; (3) the parties to the Merger Agreement have complied with and will continue to comply with their respective covenants and agreements in the Merger Agreement, (4) all of the factual information, descriptions, representations and assumptions set forth or referred to (a) in the Officer’s Certificates, (b) in this letter (an advance copy of which has been provided to you), (c) in the Merger Agreement and (d) in the Registration Statement, are true, accurate and complete, and will remain true, accurate and complete at all times through and including the Effective Time of the Merger, in each case, without regard to any qualification as to knowledge or belief; (5) the Merger Agreement represents the full and complete agreement between Parent and the Company regarding the Merger; (6) there are no other written or oral agreements regarding the Merger other than those expressly referred to in the Merger Agreement; and (7) Parent, the Company and their respective subsidiaries will treat the Merger for U.S. federal income tax purposes in a manner consistent with our opinion set forth below.

Arnold & Porter Kaye Scholer LLP 250 West 55th Street | New York, NY 10019 | www.arnoldporter.com

Flushing Financial Corporation

In our examination of such materials, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have not independently investigated or verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion.

Based on the foregoing, and subject to the limitations qualifications, exceptions, assumptions and limitations contained herein and in the proxy statement/prospectus included in the Registration Statement:

(i)

for U.S. federal income tax purposes, it is more likely than not that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); and

(ii)	we hereby confirm that, insofar as it relates to matters of U.S. federal income tax law, the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger” is our opinion.

We express no opinion on any issue relating to the consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. This opinion does not address any other U.S. federal income tax consequences of the Merger or any other matters of U.S. federal law and we have not considered matters (including U.S. state, local or non-U.S. tax consequences) arising under the laws of any jurisdiction other than matters of federal income tax law arising under the laws of the United States.

Flushing Financial Corporation

Our opinion is based on the current provisions of the Code, regulations promulgated thereunder by the U.S. Department of the Treasury, case law, and U.S. Internal Revenue Service (“IRS”) pronouncements as they now exist. These authorities are all subject to change or revocation, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of our opinion. We undertake no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS, the courts of the United States, or any other taxing or other governmental authority. No assurance can be given that, if the matter were contested, a court would agree with this opinion and no rulings will be sought from the IRS or from any other taxing authority with respect to any U.S. federal income tax consequences described in this opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP